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                                                               EXHIBIT 99.1

                  Sun Company to Redeem Depositary Shares
                              On May 28, 1998

     PHILADELPHIA, April 28, 1998 -- Sun Company, Inc. (NYSE: SUN) announced today that it will redeem all outstanding Sun Depositary Shares on May 28, 1998.

     Under the terms of redemption, established when the Depositary Shares were issued in August 1995, each Depositary Share will be redeemed in exchange for 0.949837 share of Sun's common stock plus an amount in cash equal to accrued and unpaid dividends. The Depositary-to-common exchange rate represents the call price of $40 per Depositary Share payable in Sun common stock at $42.1125 per common share -- the average of the closing prices for Sun common stock on the New York Stock Exchange, as reported on the consolidated tape, for the five consecutive trading days from April 20 to April 24, 1998, inclusive.

     Each Depositary Share represents ownership of half a share of the company's Series A Preference Stock. The Depositary Shares are traded on the New York Stock Exchange under the symbol SUN.PR.D. and will continue to trade until redeemed.

     As of April 24, there were 24.1 million Sun Depositary Shares and 70.9 million Sun common shares outstanding. At the exchange rate of 0.949837 share of common stock for each Sun Depositary Share, approximately 22.9 million shares of Sun common stock will be reissued, bringing total common shares outstanding to an estimated 93.8 million following the redemption.

     Pursuant to the Statement of Designation governing the Preference Stock, as a result of this redemption the dividend previously announced to be payable on June 12, 1998, to holders of record on May 8, 1998, will not be paid, and the May 8, 1998 record date will be null and void. Cash dividends unpaid and accrued to and including the redemption date will be paid only to holders of redeemed shares upon surrender of their Depositary Shares. Dividends will cease to accrue as of the redemption date.

     Sun Company, Inc. (NYSE: SUN), headquartered in Philadelphia, is one of the largest independent petroleum refiner-marketers in the United States. Sun operates five domestic refineries with approximately 700,000 barrels per day of crude oil processing capacity and markets gasoline under the Sunoco brand through approximately 3,800 Sunoco outlets in 17 states from Maine to Virginia and west to Indiana. Sun sells lubricants and petrochemicals worldwide, operates domestic pipelines and terminals, and manufactures metallurgical-grade coke for use in the steel industry.


For further information contact:
Sun: Bud Davis (media) 215-977-3485
     Terry Delaney (investors) 215-977-6106